Exhibit 1.3

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Introduce Google’s Click-to-Play Video Ads in China

[Atlanta and Beijing, October 24, 2006] CDC Corporation (NASDAQ:CHINA), announced today that its portal business unit has launched Google’s click-to-play video in the China market via the China.com’s English Channel.

Google’s click-to-play video ads were launched this July as a new way to help Google’s advertisers reach their target customers. On the English Channel of China.com, Google’s click-to-play video ads will be accessible to both large and small advertisers and will provide brand advertisers with a richer and more engaging format to communicate their messages.

“Google’s click-to-play video ads are user-initiated, so that the quality of the user experience is preserved. As a result, advertisers get more engaged users and qualified leads, ” said Johnny Chou, President of Sales and Business Development, Greater China for Google.

“Google’s click-to-play video ads and China.com English Channel working together represent a significant opportunity in servicing the needs of the foreign community in China,” said Mr. Fang Donglei, Acting Chief Operating Officer of China.com Inc. “The introduction of Google’s click-to-play video ads to China.com reflects the success of the first stage of our partnership. We will continue to provide access to the massive China audience sought by Google and in turn, provide the leading technologies from Google and other industry-leading partners in the world to our users.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com..

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Mobile
CDC Mobile is the wholly owned subsidiary of China.com Inc. and is focused on providing MVAS products to subscribers in China.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the launch of future products and services, continued expansion and growth of our businesses, potential acquisitions, synergies between our businesses and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to leverage the strategic partnership with Google; (b) the ability to build a broader portfolio of products and services for the users of the portal in China;(c) the ability to realize benefits for the portal utilizing Goggle’s technology; and (d) the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise

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